NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS THIRD QUARTER 2008

        Ocala, FL…September 11, 2008 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its third quarter ended August 2, 2008. Sales for the third quarter of fiscal 2008 were $7,395,885 as compared to $10,739,808 in the third quarter of 2007. Income from operations for the third quarter 2008 was $213,105 versus $1,269,136 in the same period a year ago. The rapidly increasing material costs at the manufacturing facilities during third quarter of 2008, which was not passed on until the beginning of the Company’s fourth quarter, adversely affected income from operations. Net income after taxes was $397,561 as compared to $1,155,288 last year. Diluted earnings per share for the third quarter of 2008 were $0.10 per share compared to $0.28 per share last year.

        For the first nine months of fiscal 2008, sales were $24,265,336 as compared to sales of $29,866,261 in the first nine months of 2007. Income from operations was $1,486,293 versus $3,056,944 in the first nine months of 2007. Net income after taxes was $1,606,284 compared to $2,955,277 for the same nine month period last year. Diluted earnings per share were $0.39 per share versus last year’s nine months results of $0.72 per share.

        Nobility’s financial position for the third quarter of fiscal 2008 remains very strong with cash and cash equivalents, short and long-term investments of $17,004,568 and no outstanding debt. Working capital was $19,200,659 and our ratio of current assets to current liabilities was 10.7:1. Stockholders’ equity was $43,321,255 and the book value per share of common stock was $10.60. The return on average stockholders’ equity was 6% and the return on average assets was 6%. The Company purchased in the open market 2,000 shares of its common stock for the first nine months of 2008. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

        Terry Trexler, President stated, “Sales and operations for the third quarter of 2008, were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period November of 2007 through June 2008 were down approximately 27% from the same period last year. Although the current overall housing market has continued to decline this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment, low interest rates, the continued tight credit markets and the decline in aggressive mortgage financing of site-built homes, management expects the demand for our homes to improve. Management understands that during these challenging conditions within our industry and our country, the Company’s strong financial condition is vital for future growth and success. Fiscal year 2008 is Nobility’s 41st year of operating in our market area. We have been increasing the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and promotion of more special edition homes and by using television commercials in our various marketing areas within Florida. The Company has also invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

        Nobility Homes, Inc. has specialized for 41 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With seventeen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, SEPTEMBER 11, 2008 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-719-9795. THE PASSCODE FOR THE CALL IS 1114357. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=51385

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources.  Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.  These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 2, 2008	November 3, 2007
Assets
Current assets:
Cash and cash equivalents	$6,636,662	$13,696,990
Short-term investments	388,565	544,271
Accounts receivable	829,314	846,868
Inventories	12,217,191	12,696,388
Prepaid income taxes	78,461	13,232
Prepaid expenses and other current assets	722,213	468,739
Deferred income taxes	309,229	404,776

Total current assets	21,181,635	28,671,264
Property, plant and equipment, net	4,404,812	3,867,279
Long-term investments	9,979,341	10,666,321
Other investments	7,467,945	1,917,661
Deferred income taxes	239,564	49,364
Other assets	2,360,020	2,280,010

Total assets	$45,633,317	$47,451,899

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$511,250	$642,484
Accrued compensation	281,516	544,970
Accrued expenses and other current liabilities	460,988	738,950
Income taxes payable	--	134,500
Customer deposits	727,222	1,466,037

Total current liabilities	1,980,976	3,526,941
Deferred income taxes	56,086	--
Uncertain tax liabilities	275,000	--

Total liabilities	2,312,062	3,526,941

Commitments and contingent liabilities (Note 9)
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,135,857	9,999,799
Retained earnings	41,752,551	42,389,839
Accumulated other comprehensive income	137,610	234,724
Less treasury stock at cost, 1,279,218 and
1,277,763 shares, respectively, in 2008 and 2007	(9,241,254)	(9,235,895)

Total stockholders' equity	43,321,255	43,924,958

Total liabilities and stockholders' equity	$45,633,317	$47,451,899

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Net sales	$7,395,885	$10,739,808	$24,265,336	$29,866,261
Cost of goods sold	(5,435,537)	(7,532,895)	(17,629,032)	(21,238,967)
Gross profit	1,960,348	3,206,913	6,636,304	8,627,294
Selling, general and administrative expenses	(1,747,293)	(1,937,777)	(5,150,011)	(5,570,350)
Operating income	213,055	1,269,136	1,486,293	3,056,944
Other income:
Interest income	118,993	193,658	389,923	584,310
Undistributed earnings in joint venture - Majestic 21	60,035	74,399	228,730	229,148
Earnings from finance revenue sharing agreement	191,200	154,400	536,300	424,200
Undistributed gains (losses) from investments in
limited partnerships	10,646	--	(168,196)	--
Miscellaneous	16,163	40,188	20,405	107,062
Total other income	397,037	462,645	1,007,162	1,344,720
Income before provision for income taxes	610,092	1,731,781	2,493,455	4,401,664
Provision for income taxes	(212,531)	(576,493)	(887,171)	(1,446,387)
Net income	397,561	1,155,288	1,606,284	2,955,277
Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(29,271)	(53,960)	(97,114)	23,325
Comprehensive income	$368,290	$1,101,328	$1,509,170	$2,978,602
Weighed average number of shares outstanding
Basic	4,087,639	4,085,901	4,087,442	4,084,620
Diluted	4,092,094	4,095,847	4,092,452	4,095,759
Earnings per share
Basic	$0.10	$0.28	$0.39	$0.72
Diluted	$0.10	$0.28	$0.39	$0.72
Cash dividends paid per common share	$--	$--	$0.50	$0.50